  Exhibit 99.1

Park City Group – Fiscal First Quarter 2019 Earnings Call, November 8, 2018

C O R P O R A T E     P A R T I C I P A N T S

Rob Fink, Hayden IR

Todd Mitchell, Chief Financial Officer

Randall Fields, Chief Executive Officer & Chairman

C O N F E R E N C E     C A L L     P A R T I C I P A N T S

Thomas Forte, D.A. Davidson & Co.

Herbert Buchbinder, Stifel

Stephen Bell, Private Investor

P R E S E N T A T I O N

Operator:

Good day, everyone, and welcome to today's Park City Group Fiscal First Quarter 2019 Conference Call. At this time, all participants are in a listen-only mode. Later, you will have the opportunity to ask questions during the Q&A session. Please note, today's call is being recorded and I will be standing by should you need any assistance. It is now my pleasure to turn the conference over to Mr. Rob Fink, Hayden Investor Relations. Please go ahead, sir.

Rob Fink:

Thank you, Operator, and good afternoon, everyone. Thank you for joining us today. Hosting the call today are Randy Fields, Park City Group’s CEO and Chairman; and Todd Mitchell, Park City Group’s CFO.

Before we begin, I would like to remind everyone that this call could contain forward-looking statements about Park City Group within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not subject to historical fact. Such forward-looking statements are based on current belief and expectation of Park City Group Management and are subject to risks and uncertainties that could cause actual results to differ from those forward-looking statements. Such risks are fully discussed in the Company's filings with the Securities and Exchange Commission. The information set forth hereon in should be considered in light of such risks. Park City Group does not assume any obligation to update information contained in this conference call.

Shortly after the market closed today, the Company issued a press release overviewing the financial results that we'll discuss on today's call. Investors can visit the Investor Relations section of the Company's website at parkcitygroup.com to access this press release.

In addition, in the Company's earnings release and on this call, we may refer to GAAP and non-GAAP financial results, including free cash flow, EBITDA, Adjusted EBITDA and adjusted earnings per share, which are non-GAAP terms. We believe these non-GAAP terms are useful measures for the Company, primarily because of the significant noncash charges it has on its operating statement. Reconciliations of GAAP and non-GAAP results are in the earnings release and on the Investor Relations website.

With all that said, I'd now like to turn the call over to Todd. Todd, you may begin.

Park City Group – Fiscal First Quarter 2019 Earnings Call, November 8, 2018

Todd Mitchell:

Thank you, Rob, and good afternoon, everybody. I hope you all had the chance to review our fiscal 1Q press release. We were very happy with fiscal 1Q results. We entered the year with strong momentum across all of our businesses. We generated solid operating leverage and strong cash flow for a record end-of-period cash balance.

I think the key message we want to deliver on this call is that our converge business plan is coming together. We're the only company operating a comprehensive platform of applications suites, which can help a retailer or a wholesaler manage their relationships with their suppliers across the entire workflow of the supply chain, from sourcing a new supplier, to vetting that supplier to make sure they actually want to do business with them, to onboarding that supplier rapidly, and then transacting with that supplier efficiently.

Fiscal 1Q was a strong compliance quarter for us, which drives the scale of our network. We're getting better at cross-selling, which drives the scope of our engagement with our customers across that network. We now have 70,000 compliance connections, for a total of nearly 300,000 buyer-to-supplier connections for all of our applications across our entire network. Our converge business plan has created a self-reinforcing ecosystem on a single technology platform. Add a relentless focus on customer success and we have a business with low customer acquisition costs and low levels of customer churn on a highly leveragable cost basis, which should translate to sustainable long-term growth and high levels of profitability.

We talked about our customer focus, but I want to give you an example. I want to read a quote from a head of food safety for a major retailer. This is about our Compliance Management system, and it's unsolicited. It's from a presentation at a major food safety symposium. "Thankfully for ReposiTrak, we were able to reach 95% compliance in less than 15 months, which is very impressive. They dug their heels in, worked with our suppliers and constantly communicated with everyone. As a result, other areas of our businesses have benefited as well. Our risk Management team and our finance team have both seen big benefits. The time and the energy that you put into this system really saves money in the long run." I think that very succinctly summarizes the value we create for our customers and why taking care of them is so important.

Now let's look at the numbers. Revenue. Fiscal 1Q revenue was $5.9 million, up 26% from $4.7 million a year ago. Results for the quarter were driven by strong growth in compliance connections, a continuation of positive trends in the Supply Chain, which we've been seeing for a while, and a growing year-over-year contribution from MarketPlace.

Profitability. Total operating expenses grew just 15% in fiscal 1Q to $4.9 million from $4.3 million a year ago. As a result, fiscal 1Q operating income was $1 million or 17% of sales, up from $413,000 or 9% of sales a year ago. Fiscal 1Q net income to common shareholders was $820,000 or $0.04 per share, up from $214,000 or $0.01 per share a year ago. We expect to continue to see earnings growth outpace revenue growth in fiscal 2019 as we leverage last year's investment in launching MarketPlace, expanding, enhancing the productivity of the Success Team, and process automation across the Company from our 10x initiative.

By line item, cost of services. Cost of services were $1.7 million in fiscal 1Q versus $1.4 million a year ago. This increase year-over-year was primarily due to investment in MarketPlace. We continue to invest in scaling this business and adding new functionality. We also spent some extra money on support infrastructure, although you will note gross margin improved about 100 basis points year-over-year.

Sales and marketing. Sales and marketing was $1.9 million in fiscal 1Q, up from $1.6 million a year ago. Most of this increase was due to scaling our Success Team. We will continue to add people here as warranted, but we're seeing tremendous gains in productivity. As a result, sales and marketing fell as a percentage of revenue, and we expect this trend to continue.

General and administrative. G&A was $1.1 million in fiscal 1Q, which was basically flat with the year ago. We're seeing overall expenses mitigate from finishing up big components of our 10x Project. As a result, we think G&A should be flat to down in the coming quarters and fall as a percentage of revenue in fiscal 2019.

Park City Group – Fiscal First Quarter 2019 Earnings Call, November 8, 2018

With regards to cash flow and liquidity. We ended fiscal 1Q with nearly $16.5 million in total cash. This was a record high, driven by very strong operating cash flows, which we expect to continue to grow with profitability.

In conclusion, we believe we're well positioned for strong results in fiscal 2019. We continue to expect strong revenue growth and significant operating leverage, which will allow earnings growth to continue to outpace revenue growth. We look for accelerating operating cash flow, which should translate to a growing cash balance, which, as we've said many times, we view as paramount, particularly given the larger mandates we're seeing from larger customers.

Now I'm going to turn it over to Randy for a little bit more qualitative review.

Randall Fields:

Todd, thank you. We're very pleased with the first quarter financial results. We continue to show the strong operating leverage critical to our long-run earnings growth, and point of fact, we saw a near tripling of net income compared to last year. We're also very pleased that the net income growth was driven by very solid revenue trends, 26% increase year-over-year. We saw record cash flow driving the highest ever end-of-quarter cash balance. That, in turn, provides more and more comfort to our customers and prospects, which is increasingly important to larger companies with whom we either are, or might be, doing business.

Important drivers though are, in a sense, what we ought to be focused on, why did the performance happen? Well, the truth is, it's the same ones we've been talking about for some period of time, the same ones that we've driven into our culture and that we talk about on virtually every conference call. First, it's our relentless focus on the customer, on the customer success and on the customer's feeling in relationship with us. We call it the bedrock principle of the business. Secondly, it's the breadth of the offering across our platform that allows our customers, as they experience success with one of our products, to use more other services to deepen our contribution to their business. This gives us the ability to cross-sell our customers sequentially as they prioritize their needs.

In the first quarter, we rotated our focus to compliance. Results here continue to be driven by our superb execution. We've been able, for example, to collapse the time it takes to get a HUB supplier on the system and compliant. The bigger we get interestingly, the better we are at execution. This has always been my hope and now it's our reality. The Success Team, as they're called, has done an amazing job of continually improving our ability to execute at this scale. With our rotation and focus, we saw strong growth in our Tier 1—we call them retailer/wholesaler HUBs in terms of those connection. It's important to remember that each quarter, we do change the focus for new sales activity. Our customers obviously need absorption time naturally, and this will be our standard of practice for a while longer.

As we highlighted in our last call, we signed the largest compliance deal. Indeed, I think it's the largest deal of any kind in the Company's history during the last quarter. This shows we really have cornered the compliance market with big retailers and wholesalers. We are the industry-endorsed standard. As such, we also saw very strong growth in Supplier HUB connections from our Tier 2 growth initiative that we began in the last quarter of last year. We added more Tier 2 HUBs in the first quarter of this year than we did in the fourth quarter of last year when we began the initiative. Our momentum is growing progressively, and we expect it to do that for a long time in the future. Many tens of thousands of Supplier HUBs can be brought into the network if we're successful. It’s a very big opportunity for us. We already have thousands of Tier 2 suppliers somewhere in our network, and there are literally hundreds of thousands of potential targets for us.

Todd highlighted a customer comment from one of our retailers. I wanted to highlight another comment from the COO of a specialty produce supplier. In fact, they were one of our first Tier 2 Supplier HUBs. At a recent SQF conference, she called us out by saying—and this is a quote, "We were looking for something that was really easy to use, and which would help us comply with the Food Safety Modernization Act. What we found with ReposiTrak is that we get supported 100% through the process. ReposiTrak has worked with us to adapt the system to address the needs we have. We've been on the system now for four years, and the support continues at the same pace. For us, it's really taking the burden of clients and spread it out through the whole Supply Chain." That's a tremendous endorsement. They did this publicly, and we could not be prouder of the team for doing this kind of execution for us.

Park City Group – Fiscal First Quarter 2019 Earnings Call, November 8, 2018

Let's shift for a moment to Supply Chain. While we rotated our focus to compliance, Supply Chain also performed very well in the quarter. As we've highlighted, we're seeing on Amazon effect driving demand for our Supply Chain solutions. We're doing more larger deals, and we're seeing our customers take more of our Supply Chain applications. For example, this quarter, one of our largest Scan Based Trading customers decided to implement our ordering solution across their entire footprint. Effectively, that doubled the size of their engagement with us. As a result, Supply Chain revenue trends continued to be very positive. We never took our eye off the ball while we're developing compliance and MarketPlace. Like compliance, it also has incredibly low levels of churn and a very high contribution margin. Given the trends we continue to see, we're very confident that fiscal '19 will be an even better year for the Supply Chain than fiscal '18, even though we should remember that fiscal '18 was the strongest year for Supply Chain in the Company's history.

MarketPlace. I saved MarketPlace for last. We did see the expected seasonal pullback in revenue contribution from MarketPlace. Nevertheless, it continues to be a significant addition to our overall business and continues potentially to be a very important part of our mix. We're still at least one year or more away from developing all of the use cases that we've talked about and scaling the business, so our execution maintains our standards and our reputation. Internally though, I can tell you we're very excited about the promise of what we're doing, and our excitement continues to grow.

We continue to believe that we'll add two more buyers to MarketPlace during the fiscal year. Like our first buyer, they will start small and continue to grow hopefully as they have a base of success with us. Interest continues to exceed our expectations. Our first buyer continues to explore and add additional areas where MarketPlace can aid their sales growth. The truth is that, that's the best measure of our success. We're very pleased with the results. Beyond that, we're also scaling our efforts to develop a private MarketPlace for our partner, GMDC. GMDC is bringing new suppliers into the MarketPlace. In addition, they're getting in front of several new prospective buyers. We're always, as you know, cautious when we bring a new product to market and laser-focused on the customer's success. But the reality is it's going at least as well as we could have hoped.

In conclusion, you can see our integrated platform of applications is coming together nicely. We're doing what we said we would do. At this point, we have the only platform that we're aware of that can help a retailer or wholesaler source a new supplier rapidly and efficiently, vet a new supplier rapidly and efficiently, and then onboard and transact with that supplier rapidly and efficiently. We continue to be focused on growing the scale of the network. For now, compliance really remains a major driver of this concept of increasing scale, and our rotation into compliance in the first quarter helped drive our total compliance connections to nearly 70,000 and brought our total connections across our network to nearly 300,000. By the way, even I'm wowed by that scale.

Our focus on our customer's success is the primary driver of our growth in scale because it results in our having very low churn. It's not just enough to add customers, you have to keep them. Interesting to note that our churn across the network in fiscal '18 was less than 2%, less than 2%. That's a level that's exceptional in the SaaS world and one that we're very, very proud of. We hope you are as well.

We're focused on also though growing the scope of our engagements. We're really at the beginning stages of learning to cross-sell, but I'm optimistic about either—what I'm seeing. Our two tiers—our Tier 2 Supplier HUB growth initiative, which is based on the idea of upselling is off to a very strong start. Additionally, I'm seeing some positive development, and I mentioned one of them in adding services to our Supply Chain customer set. MarketPlace, obviously, is the ultimate opportunity for cross-selling because of the benefits it brings both to the HUBs and simultaneously to their suppliers by increasing sales.

Interestingly, when you look at the whole of our capabilities in a single, integrated platform, we have a perfect applicability so we do some, we consider, interesting, highly regulated industries where compliance, tracking, inventory Management and tax collection are at play. We're not going to talk anymore about that now, but it's fair to say that we're examining this regulated opportunity and we're responding to some inquiries. Hopefully, more about that later.

Park City Group – Fiscal First Quarter 2019 Earnings Call, November 8, 2018

What does all of these mean to you as an investor? We have a self-reinforcing business model with fabulous operating leverage. Over the long term, we should generate sustainable growth and really superior earnings growth, but we need to continue to focus on execution and keeping our customers engaged. We will continue to change our focus quarter-to-quarter in a cadence that matches our customers' opportunities and needs. This, in our view, is how you build a sustainable business. We emphasize profitability. Profitless growth is not our plan. Our goal is to grow faster, have earnings grow faster than the revenue and have cash grow on top of that. It's all happening now, and we hope you're as pleased as we are. I could not be prouder of the team. Amazing people, really amazing.

Okay. Operator let's open it up to some questions.

Operator:

Certainly. At this time, if you would like to ask a question, please press star, then one on your touchtone phone. You may withdraw yourself from the question queue at any time by pressing the pound key. Once again, star, then one if you would like to ask a question.

Our first question comes from Thomas Forte with Davidson. Please go ahead.

Thomas Forte:

Great. Thanks. Thanks, Randy, and thanks, Todd. The question I had is, you talked a little about this but, Randy, I guess, what makes you convinced that you have enough headcount to support all your initiatives? I recognize that there are things like MarketPlace that maybe don't have the same or require the same quarterly attention as Supply Chain and food safety. But what gives you confidence that—because it looks like all three businesses are really positioned to take off this year—what gives you confidence that you have enough staffing to really leverage that opportunity this year?

Randall Fields:

Well, let me parse that a little bit, if it's okay, Tom. One of our businesses is experimental. It has a discovery period around it, and we're learning that nine women in the room for a month does not make a baby under those circumstances. For us, MarketPlace is staffed very adequately for what we're doing. It needs a small, nimble staff of people for execution and exploration. Once we feel like we've got a number of the use cases pounded out, and that will still take at least a year, then we will add the staffing to that mix because we will know what the roles and responsibilities are. We've already actually made at least one significant change in terms of staffing. We brought a person who is peripheral to MarketPlace—in the MarketPlace full time doing some of the supplier relationship stuff. We've already begun to make some of those moves. But frankly, I just don't think we know enough yet about the business to understand how, ultimately, it will be staffed.

On the other two pieces of business, if you will, the other two buckets of activity, the Supply Chain business and our Compliance business, we are well-staffed and know what we're doing. We have budgeted headcount increases, but one of the things that, hopefully, you will see from us going forward is that when in doubt, use automation. Don't have humans doing low-level clerical work to the extent you can eliminate it. The job of human beings is to interact with other human beings. That, to me, is a new, religious principle. We spent significant money every year looking for those things that we can do to automate what our people do so they can spend more time contacting our customers, et cetera. I think we've made the investments. I think we're showing the margin improvement that comes from that. I think the truth of the matter is we're actually well-staffed at the moment. Sorry, long-winded. Next question?

Park City Group – Fiscal First Quarter 2019 Earnings Call, November 8, 2018

Thomas Forte:

Okay. Yes. Then as a quick follow-up, can you give us an update on where you are as far as your international plans? I think, historically, you've talked about maybe looking for a partner. It seems like the international food safety opportunity is at least as big as U.S., probably many times that. Can you talk about that again?

Randall Fields:

Sure. As you probably saw some number of months ago, we have our first partner doing some work with large companies in the U.K. and on the continent, and he probably has three or four significant potential engagements in play. So far, our first relationship outside the U.S. has produced a very interesting activity. No deals yet. We didn't expect that, but I think there's a reasonable chance that in the current fiscal year ending in June, that between us, we will have brought in one international deal, if you will, of scale, at least as a result of his work. Now we're also in the hunt for others in other geographical areas. We're engaged in at least three or four conversations.

I'm pretty optimistic. Again, everything we do is crawl, walk, run. We're learning to work with our first partner. We're getting the kinks, if you will, out of how to do that, how to execute it, how to be responsive to what he needs. There are translation issues. There are nomenclature issues and so on and so forth. As we work those out, that gives us the ability to apply that same learning to other areas. I'm feeling very good about the strategy, and I think we'll have, hopefully, at least one additional partner in place before the end of the fiscal year somewhere. On top of that, I actually think we'll produce the deal from our international partner. Oddly, a lot of his business experience is in food service, which has been an area of interest to us and with U.S.-based companies. It’s actually conceptually possible that the first deal that we do with him may, in fact, be a U.S.-based company in food services where he's simply very well-connected. That would be—that would certainly be an expected result. But we've got a number of interesting things at play.

Thomas Forte:

Great. Thank you, Randy.

Randall Fields:

You bet. Thank you.

Operator:

Thank you. Again, as a reminder, if you would like to ask a question, please press star, then one on your touchtone phone. If you have yourself on mute or speakerphone, please take that off for our system to better recognize your signal. Again, star, then one if you would like to ask a question. We will pause for just a moment for any additional questions in queue.

We do have a follow-up from Thomas Forte with Davidson. Please go ahead.

Thomas Forte:

Great. Thanks. You talked a lot about how the fear of Amazon is inspiring companies in the food industry to embrace technology much more quickly than in the past. Can you update us on your thoughts there?

Park City Group – Fiscal First Quarter 2019 Earnings Call, November 8, 2018

Randall Fields:

Yes. I think it's maybe a little bit of elaboration on what we've said before that but the Amazon threat is perceived, perceived by the industry as a technological threat. That is to say that people see Amazon as being agile with technology. Depending on who you are in the industry and where you are, not geographically but in terms of the supply chain, you see the Amazon threat through colored lenses. For example, if you are, let's say, a wholesaler, you look at what Amazon does logistically and you go, "Wow, they really get logistics." If you are a retailer and you're under margin pressure, then you have—how do I say this? Then your fear is that you look at what they're doing and you go, "Boy, they can sell at lower margins than I can, that puts me under threat." In other words, wherever you are in the food supply chain, if you will, you see the Amazon threat somewhat differently, but all of it has to do with technology.

There's a general sense in the industry that whatever your problem is, whatever you—wherever you're stuck, you at least ought to get a look at what technology might, in fact, enable you to move forward. One of the things the industry has historically done that's problematic is that they have—I want to be careful how I say this—that they have responded to cost pressure and for that—or perhaps reduced their cost, if you will, too much so that, for example, in stores, you may not see enough people. The consequence of that is that you don't get service levels that you want. The industry in some areas has cut cost too much and in technology is not invested enough. I think the consequence of that is that it's beginning to right-size, and we're pretty excited because I think that's stimulating people to call us. Our market reputation with our customers is extraordinary. Seriously, I use that word, really, in this case, cautiously.

Recently, as an example, one of our customers called us and said, "Look, I know I took a long time to buy your product," he did, it was more than a year. But he says, "Wow." He said, "You guys have done a tremendous job with us. In fact, it's so good, I want to help you organize an industry council that can help get more people on your system. The more, the better. What can I do to help?" How often, for any of you who are listening, have you had a customer say I want to help you do better and get more customers? The fact that we always say, on every call, that our customer comes first, that we pay huge attention to the customer's success rate, has really been an important part of where we are today. We mentioned that our churn rate is less than 2%. Wow. Remember, that includes people who go out of business, stopped doing business with one of our trading partners and so on and so forth. Are we satisfied with that? No, no. But do we feel great about how the team has executed? Yes, yes. It's going very well. I wish that all of what we did was as well done as the execution. It isn't. I'm not satisfied with our cross-selling efforts, by the way, I mentioned that. That's going to have to get better over time, so there's lots—and there's still lots to be learned about MarketPlace execution so we don’t try and scale it ahead of the demand, if you will. We've really just got to be better and better at what we do. I think it's beginning to pay off. I hope everybody listening like the numbers as much as we did internally.

Thomas Forte:

Great. It's feeling...

Randall Fields:

I'm sorry, Tom.

Thomas Forte:

One last question for me. I think Todd mentioned that this was an all-time high as far as cash in the balance sheet. Can you talk about, A, the importance of cash on the balance sheet and then to the extent that you continue to accumulate cash, what are potential uses for that maybe excess cash?

Park City Group – Fiscal First Quarter 2019 Earnings Call, November 8, 2018

Randall Fields:

Yes, one of the things a few years ago—and we made an error. We assumed that we would appeal mostly to small- and medium-sized retailers and wholesalers. That was just a business decision under the theory big guys didn't need us. As I've said multiple times, it was an error probably mostly on my part and the consequence was, as we started dealing with larger and larger companies—remember, at least three of the five largest retailers in the U.S. in food do business with us. Big companies are terrified of doing business with small companies because if they come—become dependent on them for service and that company goes out of business, oh my God, people lose their jobs. Large companies want to make sure that we're strong financially and that we will be there. The most important metric to a large company is cash position. If anybody thinks it's anything else, they're wrong; it's cash position.

We want more cash on our balance sheet, not infinite cash, but we're not too far away from where we want to be, probably another couple of years, another $6 million or $ 7 million, some number like that. Where we want to be cash-wise is strong enough that our customers look at us and go, no risk. We've actually still, even at this level, had several conversations with customers where they're nervous. Now we've got them over the goal line, but it's critical that we have a very strong balance sheet. Not only that, there's a certain level of economic uncertainty right now. Cash is king for us. It's important to have it on the balance sheet, and we're being cautious. But eventually, other uses of cash would include the obvious which is a redemption of the preferred and certainly some other things that we think make sense for us.

Thomas Forte:

Great. Thank you for giving me the opportunity to ask more questions. Thank you.

Randall Fields:

You bet. Absolutely.

Operator:

Thank you. Our next question comes from Herb Buchbinder with Stifel. Please go ahead.

Herbert Buchbinder:

Can you explain the seasonality in MarketPlace? I know you just basically have one customer. Is there some peak quarter? How much of the revenue drop was there in this quarter versus the last quarter? When will it bounce back?

Randall Fields:

Yes, good question. Well, remember—let's talk about what we're doing today with that customer in terms of the kinds of products they use us for sourcing. The reality is that we are a niche, seasonal, local kind of business. It means it's more seasonal than general merchandise, but tends, on balance, to follow the overall seasonality of retailing. We're not doing special things around the holidays, meaning Christmas. We've deliberately moved away from that. We're doing things, as we've mentioned, from beach and tailgating and sports stuff, all of those kinds of things and they all have seasonality to them. Now over time, as we add more—how do I say this—different kinds of products, if you will, that we can help them source, then we hope that some of that seasonality will come out. But it'll—it's just seasonal. It's just the nature of what we're doing. More important, in terms of what will happen over the next year, is not so much seasonality, but rather a shift in terms of use cases. I know I use that term a lot, but here's an example.

Park City Group – Fiscal First Quarter 2019 Earnings Call, November 8, 2018

When we started MarketPlace, we had a view about vendor substitution which we think is our strength. Well, we haven't had time to get people to do that with us yet. That's a whole different use case. We've got to get into that and understand how that stresses the system when people are looking at how we execute, et cetera. We've got to explore that. There are several other kinds of use cases, which are coming up as a function of the work we're doing with GMDC. He, in fact—or they, in fact, if you consider them an organization and they are—they have a whole variety of different use cases for us, some specialization and private label, Herb, meaning products that are branded by the retailer, wholesaler. We've got some pretty interesting engagements moving along. One prospective buyer came to us and said, "I'm looking for specialty books." Some of those books are tourist-related, and so they will have seasonality. But we've got several different use cases to put together and what's critical is that we examine each of those use cases, be sure that we can execute across all of those use cases and then scale the business properly.

Herbert Buchbinder:

What's your best guess as to how long it will take to get a second customer for MarketPlace?

Randall Fields:

I said there'll be two more before June.

Herbert Buchbinder:

Before June?

Randall Fields:

Oh, yes. There'll be two more customers. But all of the people—and we do this deliberately, what we say to somebody is, "Start small with us. Do a test. Do a few. And if we're successful with you, Mr. Retailer, then do some more. Don't go all in.” Why? Well, the risk is much higher for both of us. But it's critically important that each new engagement be highly successful. We've built this business this way, so we're not going to change our stripes. Execution is everything, and we'll continue that. I want to get two more buyers in the system before June, and we certainly have enough prospects to do that. I think it's fair to say we're working on a small one now, and we'll get more experience with more buyers. Each one of those buyers will test the system, and I mean stress the system, really. As we get better and better, we grow faster and faster. Remember the...

Herbert Buchbinder:

Have you figured out how to get paid on this yet?

Randall Fields:

Well, we're trying several different ways, yes. We've got three or four different ways going right now, and we like it. We're good on that. But I think it's important all of us remember not too long ago, we did 200 connections in a year with ReposiTrak compliance; 200 in a year. It's now scaling to a point that it's 70,000 connections. That's crawl, walk, run. We really believe that's important because if we scaled it quickly and we failed, we're dead. Every customer has to be treated uniquely in terms of their success. It's pretty exciting. I don't think we've got the kinks out of it yet. I'm not happy yet, but it's coming along at a pretty rapid pace.

Park City Group – Fiscal First Quarter 2019 Earnings Call, November 8, 2018

Herbert Buchbinder:

Oh, then the more customers you get, the less seasonality that we have, you think?

Randall Fields:

Correct. That's what we think. Exactly, yes.

Herbert Buchbinder:

All right, thanks a lot.

Randall Fields:

You bet. Thanks, Herb.

Operator:

Our next question comes from Steve Bell. Please go ahead.

Randall Fields:

Hi, Steve. How are you feeling?

Stephen Bell:

I'm better than most. As a heart patient, let me tell you, medicine, it’s a great way. I'm better-looking through chemicals. Good quarter, really good to see you hitting on all cylinders there. Can you give us a little more color on the progress that you're having with the California Prop 65?

Randall Fields:

Yes. As I've said on several calls, my father is probably turning over in his grave at the prospect that I am interested in more regulation. I'm sure it bothers him. The reality here is that there is—in spite of what we all think, the regulatory environment actually, on balance, is becoming more difficult. Prop 65 in California is a great example. For those of you that don't know what it is, the State of California had one of their initiatives, as they called them, that was passed by substantial numbers of people voting in favor of it. It requires labeling and disclosure around a list of chemicals that could be cancer-causing. I think there's now 800 chemicals on the list. If you have those—how many?

Park City Group – Fiscal First Quarter 2019 Earnings Call, November 8, 2018

Stephen Bell:

Over 900.

Randall Fields:

Yes. It keeps growing. If you have, anywhere in your Supply Chain, one of these chemicals, you've now got an interesting disclosure problem. In addition, the attorney general basically has deputized everyone in the state, especially attorneys, to bring litigation against people who don't follow the code of the disclosure that's required. You can go into any supermarket now in California and find products—and here's one that we had to deal with for a customer. I'm not even sure what it's called. It's the little thin papers that you would have on sushi made out of seaweed, whatever those papers are called or whatever that product is called. It contains cadmium. Why? Well, it comes from the ocean, for heaven's sakes. It's made out of seaweed. Of course it has cadmium. Well, it had to be disclosed. It's done very well for us. It highlights to a California retailer, in particular, wow, there's all of these kinds of compliance issues. It's not just food safety. It's, are we, in fact, in compliance with Prop 65? There will be more and more of these. As you know, our penetration of the California market is pretty extraordinary. I think we—I would bet that in terms of numbers of stores, I would bet that we have—I'm just going to guess—70% of the stores in California that in one way or another are attached to our Compliance Management system. It's been very good for us, very good for us. Sorry for the long-winded answers.

Stephen Bell:

No, its fine. Again, congratulations on the quarter.

Randall Fields:

Thank you, Steve. Take care of you.

Operator:

Thank you. Once again, if you would like to ask a question, please press star, then one on your touchtone phone. You may withdraw yourself from the question queue by pressing the pound key. If you have yourself on mute or speakerphone, please take that off for our system to better recognize your signal. Again, star, then one if you would like to ask a question. We will pause just a moment.

It appears we have no additional questions at this time. We do appreciate your participation in today's conference. This does conclude our presentation. You may disconnect at any time, and have a great day.